Exhibit 1.1
EXECUTION VERSION
2,400,000 SHARES OF COMMON STOCK
WINSTON HOTELS, INC.
UNDERWRITING AGREEMENT
August 24, 2006
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
RAYMOND JAMES & ASSOCIATES, INC.
ROBERT W. BAIRD & CO. INCORPORATED
BB&T CAPITAL MARKETS, A DIVISION OF
SCOTT & STRINGFELLOW, INC.
c/o Friedman, Billings, Ramsey & Co., Inc.
1001 Nineteenth Street North
Arlington, Virginia 22209
Ladies and Gentlemen:
Winston Hotels, Inc., a North Carolina corporation (the “COMPANY”), proposes to issue and sell to Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc. (the “UNDERWRITERS,” which term shall also include any underwriters substituted as provided in Section 10 hereof) an aggregate of 2,400,000 shares (the “FIRM SHARES”) of common stock, $0.01 par value per share, of the Company (“COMMON STOCK”). The Company also proposes to sell to the Underwriters, upon the terms and conditions set forth in Section 2 hereof, up to an additional 360,000 shares (the “ADDITIONAL SHARES”) of Common Stock. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “SHARES.” Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Registration Statement (as defined below).
Upon consummation of the transactions contemplated hereby and application of the net proceeds from the sale of the Firm Shares, the Company will own an approximate 95.74% general partnership interest in WINN Limited Partnership, a North Carolina limited partnership (the “PARTNERSHIP”), and will own 100% of the Preferred Units (as defined below) of the Partnership. The Company through its subsidiaries currently owns 44 hotels (individually, a “HOTEL” and collectively, the “HOTELS”) as described in the Prospectus Supplement (as defined below) and a 60% interest in one joint venture, a 49% interest in one joint venture, a 48.78% interest in one joint venture, a 13.05% interest in one joint venture, and a 0.21% interest in one joint venture. These joint ventures collectively own eight hotels (collectively, the “JOINT VENTURE HOTELS”).
As of the date hereof, the Partnership or the Company, as applicable, leased 43 of the Hotels to its wholly owned taxable real estate investment trust subsidiary (“TRS”), Barclay Hospitality Services Inc. (“BARCLAY”) and one Hotel to an entity owned 0.1% by Barclay. As of the date hereof, one Joint Venture Hotel was leased to an entity owned 48.78% by another of the

Company’s TRSs, Barclay Holding, Inc. (“BARCLAY HOLDING”), a second Joint Venture Hotel was leased to an entity owned 49% by Barclay Holding, a third Joint Venture Hotel was leased to an entity owned 60% by Barclay Holding, a fourth Joint Venture Hotel was leased to an entity owned 13.05% by Barclay Holding, and a fifth Joint Venture Hotel was leased directly to Barclay Holding (each a “LEASE” and, collectively, the “LEASES”). Alliance Hospitality Management, LLC (“ALLIANCE”) manages 39 of the Hotels, Marriot International manages six of the Hotels, Concord Hospitality Enterprises Company manages three of the Hotels, Promus Hotels, an affiliate of Hilton Hotels Corporation, manages three of the Hotels, and New Castle Hotels, LLC, Noble Investment Group, Ltd. and GHG-Stanley Management, LLC each manage one of the Hotels, pursuant to separate management agreements.
As of June 30, 2006, the Company had approximately $60.0 million of outstanding loans in its loan portfolio as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (collectively, the “LOANS”).
     Section 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company and the Partnership jointly and severally represent and warrant to each of the Underwriters as follows:
     (a) The Company has filed with the Securities and Exchange Commission (the “COMMISSION”) a Registration Statement on Form S-3 (Commission File No. 333-109406), with respect to the Shares, including a related prospectus for the registration of securities including the Shares under the Securities Act of 1933, as amended (the “1933 ACT”), and the rules and regulations of the Commission thereunder (the “1933 ACT REGULATIONS”), of the offer and sale of up to $200,000,000 aggregate issue price of securities, including shares of Common Stock, by the Company from time to time pursuant to Rule 415 of the 1933 Act. The Company has prepared and filed such amendments to the registration statement and such amendments or supplements to the related prospectus as may have been required as of the date hereof, and will file such additional amendments or supplements as may hereafter be required.
     The registration statement, as amended at the time it was declared effective by the Commission (and, if the Company files a post-effective amendment to such registration statement which becomes effective prior to the Closing Time (as defined below), such registration statement as so amended) and including all information deemed to be a part of the registration statement pursuant to incorporation by reference, Rule 430B of the 1933 Act Regulations or otherwise, is hereinafter called the “REGISTRATION STATEMENT.” The term “BASE PROSPECTUS” means the prospectus dated October 21, 2003 included in the Registration Statement, including all information incorporated by reference therein. The term “PROSPECTUS SUPPLEMENT” means the prospectus supplement specifically relating to the Shares in the form first filed with the Commission pursuant to Rule 424 under the 1933 Act, including all information incorporated by reference therein. The term “PROSPECTUS” means the Base Prospectus together with the Prospectus Supplement. The term “PRELIMINARY PROSPECTUS” means any preliminary form of the Prospectus Supplement, together with the Base Prospectus, in the form filed with the Commission pursuant to Rule 424 of the 1933 Act Regulations.

     The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus.
     The term “DISCLOSURE PACKAGE” means (i) the Preliminary Prospectus, as most recently amended or supplemented immediately prior to the Initial Sale Time (as defined below) together with (ii) the Issuer Free Writing Prospectuses (as defined below), if any, identified on SCHEDULE I hereto and (iii) the information included on SCHEDULE II hereto.
     The term “ISSUER FREE WRITING PROSPECTUS” means any issuer free writing prospectus, as defined in Rule 433 of the 1933 Act Regulations. The term “FREE WRITING PROSPECTUS” means any free writing prospectus, as defined in Rule 405 of the 1933 Act Regulations.
     (b) The Registration Statement has been declared effective by the Commission under the 1933 Act, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission.
     (c) Each part of the Registration Statement, when such part became effective or was deemed effective, and as of the date hereof, complied or will comply in all material respects with the applicable requirements of the 1933 Act and the 1933 Act Regulations
     (d) The Registration Statement, when such part became effective or was deemed effective, and as of the date hereof, did not and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly authorizing its use in the Registration Statement, which information is identified in Section 6(b) hereof.
     (e) The Registration Statement and each document incorporated by reference in the Registration Statement (an “INCORPORATED DOCUMENT”), as of the date such Incorporated Document became effective with or was filed with the Commission, as the case may be, conformed in all material respects to the requirements of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”), and the rules and regulations of the Commission thereunder (the “EXCHANGE ACT REGULATIONS”), and when read together with the other information in the Disclosure Package as of the Initial Sale Time and the Prospectus, as of the Closing Time or the Option Closing Time, as applicable, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Disclosure Package or Prospectus, when such documents become effective with or are filed with the

Commission, as the case may be, will conform in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations or the Exchange Act and the Exchange Act Regulations, as applicable, and when read together with the other information in the Disclosure Package as of the Initial Sale Time and the Prospectus, as of the Closing Time or the Option Closing Time, as applicable, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly authorizing its use therein.
     (f) As of the date of the execution and delivery of this Agreement (with such date being used as the determination date for purposes of this clause), the Company was not and is not an “ineligible issuer” (as defined in Rule 405 under the 1933 Act), without taking account of any determination by the Commission pursuant to Rule 405 under the 1933 Act that it is not necessary that the Company be considered an ineligible issuer.
     (g) as of 6:30 pm (Eastern time) on the date of this Agreement (the “INITIAL SALE TIME”), the Disclosure Package did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; as of its issue date, each Issuer Free Writing Prospectus was or will be, as the case may be, accurate in all material respects; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter expressly authorizing its use in the Registration Statement, which information is identified in Section 6(b) hereof.
     (h) The Company is eligible to use Free Writing Prospectuses in connection with this offering pursuant to Rules 164 and 433 under the 1933 Act. Any Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) under the 1933 Act Regulations has been, or will be, filed with the Commission in accordance with the requirements of the 1933 Act and the 1933 Act Regulations. Each Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the 1933 Act Regulations or that was prepared by or on behalf of or used by the Company complies or will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.
     (i) Except for the Issuer Free Writing Prospectuses identified in SCHEDULE I hereto, and any electronic road show relating to the public offering of shares contemplated herein, the Company has not prepared, used or referred to, and will not, without the prior consent of the Underwriters, prepare, use or refer to, any Free Writing Prospectus.
     (j) The Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectuses (to the extent any such Issuer Free Writing Prospectus was required to be filed with the Commission) delivered to the Underwriters for use in connection with the public offering of the Shares contemplated herein have been and will be identical to the versions of such documents transmitted to the Commission for filing via the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), except to the extent permitted by Regulation S-T.
     (k) The Company filed the Registration Statement with the Commission before using any Issuer Free Writing Prospectus in connection with the offering of the Shares and each Issuer Free Writing Prospectus distributed by the Company in connection with the offering of the Shares was preceded or accompanied by the most recent Preliminary Prospectus satisfying the requirements of Section 10 under the 1933 Act.
     (l) The conditions for the use by the Company of a registration statement on Form S-3 set forth in the General Instructions to Form S-3 have been satisfied and the Company is entitled to use such form for the transactions contemplated herein.
     (m) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina with all requisite corporate power and authority to own, lease and operate its properties and the properties it proposes to own, lease and operate as described in the Prospectus and the Disclosure Package and to conduct its business as now conducted and as proposed to be conducted as described in the Prospectus and the Disclosure Package. Except for the entities listed on SCHEDULE B hereto (each a “SUBSIDIARY” and, collectively, the “SUBSIDIARIES”), the Company does not have any direct or indirect subsidiaries that are “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X). Except for the joint ventures listed on SCHEDULE C hereto (the “JOINT VENTURES”), the Company does not own or control, directly or indirectly, any capital stock or other beneficial interest in any corporation, limited liability company, general partnership, limited partnership, association or other entity that owns a hotel and in which a third party also owns any capital stock or other beneficial interest. The Company’s or Partnership’s ownership interest in each such Joint Venture is set forth on SCHEDULE C.
     (n) The Company has been duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business as now conducted requires such qualification, except where the failure to do so would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and the Subsidiaries, taken as a whole (a “MATERIAL ADVERSE EFFECT”).
     (o) Each of the Subsidiaries has been duly formed or incorporated, as the case may be, and is validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation with all requisite corporate power and authority to own, lease and operate its properties and the properties it proposes to own, lease and operate as described in the Prospectus and the Disclosure Package and to conduct its business as now conducted and as proposed to be conducted as described in the

Prospectus and the Disclosure Package, except where the failure to do so would not have a Material Adverse Effect.
     (p) Each Subsidiary has been duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business as now conducted requires such qualification, except where the failure to do so would not have a Material Adverse Effect.
     (q) The Partnership has been duly formed and is validly existing as a limited partnership in good standing under the North Carolina Revised Uniform Limited Partnership Act (the “NORTH CAROLINA ACT”) with all requisite partnership power and authority to own, lease and operate its properties and the properties it proposes to own, lease and operate as described in the Prospectus and the Disclosure Package and to conduct its business as now conducted and as proposed to be conducted as described in the Prospectus and the Disclosure Package. The Partnership has been duly qualified or registered to do business and is in good standing as a foreign partnership in each other jurisdiction in which the ownership or leasing of its properties or the nature or conduct of its business as now conducted or proposed to be conducted as described in the Prospectus and the Disclosure Package requires such qualification, except where the failure to do so would not have a Material Adverse Effect. The Company is the sole general partner of the Partnership, and at the Closing Time or Option Closing Time, as applicable, will be the sole general partner of the Partnership and, as of the Closing Time, will own a 95.74% interest in the Partnership, and will hold all of the 3,680,000 8.00% Series B Cumulative Preferred units in the Partnership (the “PREFERRED UNITS”).
     (r) The Company has full corporate right, power and authority to enter into and perform its obligations under this Agreement, to issue, sell and deliver the Shares as provided herein and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights, or by general equity principles and except to the extent the indemnification provisions set forth in Section 6 of this Agreement may be limited by federal or state securities laws or the public policy underlying such laws.
     (s) The Partnership has full partnership right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Partnership and constitutes a valid and binding agreement of the Partnership, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights, or by general equity principles and except to the extent the indemnification provisions set forth in Section 6 of this Agreement may be limited by federal or state securities laws or the public policy underlying such laws.

     (t) The Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and supplemented prior to the date hereof (the “PARTNERSHIP AGREEMENT”), has been duly authorized, executed and delivered by the Company, as general partner, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability of the Partnership Agreement may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     (u) Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the valid authorization, issuance, sale and delivery of the Shares and the execution, delivery and performance of this Agreement and the consummation by the Company and the Partnership of the transactions contemplated hereby has been made or obtained and is in full force and effect, except for any consent, approval, authorization, order, license, certificate, permit, registration, designation or filing required by any state securities or blue sky laws or regulations of the various jurisdictions in which the Shares are being offered by the Underwriters.
     (v) Neither the issuance, sale and delivery by the Company of the Shares, nor the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby by the Company or the Partnership, as applicable, will result in a breach or violation of any of the terms and provisions of, or (with or without the giving of notice or the passage of time or both) constitute a default under, (i) the restated articles of incorporation, by-laws, certificate of limited partnership or Partnership Agreement, as the case may be, of the Company, any Subsidiary or the Partnership; (ii) any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Company, any Subsidiary or the Partnership is a party or to which they, any of them, any of their respective properties or other assets or any Hotel or Joint Venture Hotel is subject; or (iii) any applicable statute, judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to the Company, any Subsidiary or the Partnership or any of their respective properties, except in the case of clauses (ii) and (iii) where such breach, violation or default would not have a Material Adverse Effect; or result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or asset of the Company, any Subsidiary or the Partnership, except for any lien, charge, claim or encumbrance that would not have a Material Adverse Effect.
     (w) The issuance and sale of the Shares to the Underwriters hereunder have been duly authorized by the Company. When issued and delivered against payment therefor as provided in this Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable. No preemptive rights of shareholders exist with respect to any of the Shares. The Shares conform to the description of the Common Stock contained in the Registration Statement, the Prospectus and the Disclosure Package. No person or entity holds a right to require or participate in the registration under the 1933 Act of the Shares pursuant to the Registration Statement. No person or entity has a right of participation or first refusal with respect to the sale of the Shares by the Company. The form of certificates evidencing the Shares complies with all applicable requirements of North Carolina law, all applicable requirements of the charter and bylaws of the Company and the requirements of the New York Stock Exchange.
     (x) The Company has an authorized, issued and outstanding capitalization as set forth in the Prospectus and the Disclosure Package under the caption “Capitalization.” Immediately after the Closing Time, 29,202,443 shares of Common Stock will be issued and outstanding, 3,680,000 shares of Preferred Stock will be issued and outstanding and no shares of any other class of capital stock will be issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and conform to the description of the Common Stock and Preferred Stock contained in the Registration Statement, Prospectus and Disclosure Package. None of the issued shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of shareholders. Except as disclosed in the Prospectus, the Disclosure Package or the Incorporated Documents, there is no outstanding option, warrant or other right calling for the issuance of, and no commitment, plan or arrangement to issue, any shares of capital stock of the Company or any security convertible into or exchangeable for capital stock of the Company.
     (y) All offers and sales of the Company’s capital stock prior to the date hereof were at all relevant times duly registered under the 1933 Act or exempt from the registration requirements of the 1933 Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or blue sky laws.
     (z) All of the issued units of limited partnership interest in the Partnership (the “UNITS”) and the Preferred Units have been duly and validly authorized and issued and are fully paid. None of the issued Units or Preferred Units has been issued or is owned or held in violation of any preemptive or similar right. None of the issued Units or Preferred Units has been issued in violation of any preemptive right. The Units and Preferred Units have been offered, sold and issued by the Partnership in compliance with all applicable laws (including, without limitation, federal and state securities laws).
     (aa) The financial statements (including the related notes) included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package present fairly the financial position of the Company as of the dates indicated and the results of operations and cash flows for the Company for the periods specified, all in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods specified (except as indicated in the notes thereto). The financial statement schedules included in the Registration Statement and the financial data set forth in the Prospectus and the Disclosure Package under the caption “SELECTED FINANCIAL DATA” present fairly the information shown therein and have been compiled on a basis consistent with the financial statements included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package. No other financial statements or schedules are required by Form S-3 or otherwise to be included in the Registration Statement, the Prospectus or the Disclosure Package.

     (bb) PricewaterhouseCoopers LLP, who have examined and reported upon the financial statements and schedules of the Company included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package, are, and were during the periods covered by their reports included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package, an independent registered public accounting firm within the meaning of the 1933 Act and the 1933 Act Regulations.
     (cc) Neither the Company, any Subsidiary nor the Partnership has sustained, since June 30, 2006, any loss or interference with its business from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or arbitrators’ or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus and the Disclosure Package except as would not have a Material Adverse Effect; and, since the respective dates as of which information is given in the Registration Statement, the Prospectus or the Disclosure Package, and except as otherwise stated in the Registration Statement, the Prospectus and the Disclosure Package, there has not been (i) any material change in the capital stock or partnership interests, as applicable, long-term debt, obligations under capital leases or short-term borrowings of the Company, the Subsidiaries and the Partnership, taken as a whole, (ii) any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, assets, results of operations or condition (financial or other) of the Company or the Partnership, (iii) any liability or obligation, direct or contingent, incurred or undertaken by the Company, any Subsidiary or the Partnership, which is material to the business or condition (financial or other) of the Company and the Partnership, taken as a whole, except for liabilities or obligations incurred in the ordinary course of business, (iv) any declaration or payment of any dividend or distribution of any kind on or with respect to the capital stock of the Company or with respect to the partnership interests of the Partnership, other than regular quarterly dividend payments, or (v) any transaction that is material to the Company or the Partnership, except transactions in the ordinary course of business or as otherwise disclosed in the Registration Statement, the Prospectus and the Disclosure Package.
     (dd) The Company, the Subsidiaries, the Partnership and, to the knowledge of the Company, the Joint Ventures, as applicable, will have, at the Closing Time and any Option Closing Time good and marketable title in fee simple to all real property and the improvements located thereon owned by them and described in the Prospectus and the Disclosure Package, free and clear of all liens, encumbrances, claims, security interests, restrictions and defects except such as are described in the Prospectus and the Disclosure Package or such as do not, individually or in the aggregate, materially affect the value thereof and do not materially interfere with the Company’s, any Subsidiary’s, the Partnership’s or the Joint Venture’s use of the property. No person has an option or right of first refusal to purchase all or part of any Hotel or Joint Venture Hotel or any interest therein, except as disclosed in the Prospectus and the Disclosure Package. Each of the Hotels and, to the knowledge of the Company, Joint Venture Hotels complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Hotels and Joint Venture Hotels), except to the extent disclosed in the Prospectus and the Disclosure Package and except for such failures to comply that would not individually or in the aggregate have a Material Adverse Effect. Neither the Company nor the Partnership has knowledge of any pending or threatened condemnation proceedings, zoning change, or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on or access to any Hotel or Joint Venture Hotel, except such proceedings or actions that would not, individually or in the aggregate, have a Material Adverse Effect.
     (ee) Neither the Company nor the Partnership nor any of the Subsidiaries is in violation of its articles of incorporation, as amended or restated, by-laws, certificate of limited partnership or partnership agreement, as the case may be, and except as disclosed in the Prospectus and the Disclosure Package, no default exists, and no event has occurred, nor state of facts exists, which, with notice or after the lapse of time to cure or both, would constitute a default in the due performance and observance of any obligation, agreement, term, covenant, consideration or condition contained in any material indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any such entity is a party or to which any such entity or any of its properties is subject, except for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor the Partnership nor any of the Subsidiaries is in violation of, or in default with respect to, any statute, rule, regulation, order, judgment or decree, except as may be properly described in the Prospectus and the Disclosure Package or such as in the aggregate do not now have and will not in the future reasonably be expected to have a Material Adverse Effect.
     (ff) Except as described in the Prospectus and the Disclosure Package, there is not pending or, to the knowledge of the Company, threatened, any action, suit, proceeding, inquiry or investigation against the Company, any Subsidiary or the Partnership or any of the Company’s officers or directors, or to which the properties, assets or rights of such entities are subject, before or brought by any court or governmental agency or body or board of arbitrators, which could result in a Material Adverse Effect or which could reasonably be expected to adversely affect the consummation of the transactions contemplated by this Agreement.
     (gg) The descriptions in the Registration Statement, the Prospectus and the Disclosure Package of the contracts, leases and other legal documents therein described present fairly the information required to be described, and there are no contracts, leases, or other documents of a character required to be described in the Registration Statement, the Prospectus or the Disclosure Package or to be filed as exhibits to the Registration Statement which are not described or filed as required. To the knowledge of the Company and the Partnership, there are no statutes or regulations applicable to the Company, any Subsidiary or the Partnership or certificates, permits or other authorizations from governmental or regulatory officials or bodies required to be obtained or maintained by the Company, any Subsidiary or the Partnership of a character required to be disclosed in the Registration Statement, the Prospectus or the Disclosure Package which have not been so disclosed and properly described therein. All agreements between the Company, any Subsidiary or the Partnership and third parties expressly referenced in the Prospectus and the Disclosure Package are legal, valid and binding obligations of the Company, such Subsidiary or the Partnership, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     (hh) Except as disclosed in the Prospectus and the Disclosure Package, the Company, each Subsidiary and the Partnership and, to the knowledge of the Company, each Joint Venture, owns, possesses or has obtained all permits, licenses, franchises, certificates, consents, orders, approvals and other authorizations of governmental or regulatory authorities or other entities as are necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its business as presently conducted, or as contemplated in the Prospectus and the Disclosure Package to be conducted except for such failures to own, possess or obtain as would not have a Material Adverse Effect, and neither the Company, any Subsidiary or the Partnership or, to the knowledge of the Company, any Joint Venture, has received any notice of proceedings relating to revocation or modification of any such licenses, permits, certificates, consents, orders, approvals or authorizations.
     (ii) Each of the Company, each Subsidiary and the Partnership and, to the knowledge of the Company, each Joint Venture, owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how (collectively, “INTANGIBLES”) necessary to entitle any of them to conduct their respective businesses now, and as proposed to be, conducted or operated as described in the Prospectus and the Disclosure Package, and none of the Company, any Subsidiary or the Partnership or, to the knowledge of the Company, any Joint Venture has received notice of infringement upon or of conflict with (and the Company and the Partnership know of no such infringement upon or of conflict with) asserted rights of others with respect to any Intangibles which could have a Material Adverse Effect.
     (jj) The Company and the Partnership maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and which includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with the authorization of management, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or dispositions of assets that could have a material effect on the financial statements. Based on the most recent evaluation of its internal control over financial reporting, the Company was not aware of (i) any material weaknesses in the design or operation of internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     (kk) (x) the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), that (i) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, (ii) have been evaluated for effectiveness as of the end of the period covered by the Company’s most recently filed quarterly report on Form 10-Q which precedes the date of the Prospectus, and (iii) were effective in all material respects to perform the functions for which they were established.
     (ll) Each of the Company and the Partnership (to the extent not consolidated with the Company) has filed on a timely basis all necessary federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof and has paid all taxes shown as due thereon, and no tax deficiency has been asserted against either such entity, nor does either such entity know of any tax deficiency that is likely to be asserted against any such entity which, if determined adversely to any such entity, could have a Material Adverse Effect. All tax liabilities of the Company and the Partnership are adequately provided for on the respective books of such entities.
     (mm) The Company, each Subsidiary and the Partnership and, to the knowledge of the Company, each Joint Venture maintain insurance (issued by insurers of recognized financial responsibility) of the types and in the amounts generally deemed adequate for their respective businesses and, to the Company’s knowledge, consistent with insurance coverage maintained by similar companies in similar businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company, any Subsidiary and the Partnership against theft, damage, destruction, acts of vandalism and all other risks, including liability for personal injury, customarily insured against, all of which insurance is in full force and effect. There are no claims by the Company, any Subsidiary or the Partnership and, to the knowledge of the Company, any Joint Venture under a policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.
     (nn) To the Company’s knowledge, no general labor problem exists or is imminent with the employees of the Company, any Subsidiary or the Partnership that would have a Material Adverse Effect.
     (oo) Each of the Company, each Subsidiary and the Partnership, and each of their officers, directors and controlling persons, has not taken and will not take, directly or indirectly, any action resulting in a violation of Rule 102 under Regulation M promulgated under the Exchange Act, or designed to, or that might reasonably be expected to, cause or result in or that has constituted or that reasonably might be expected to constitute the stabilization or manipulation of the price of any security of the Company or to facilitate the sale (other than to the Underwriters pursuant to this Agreement) or resale of the Shares.
     (pp) Except for a payment to JF Capital, Inc. in the amount of approximately $100,000, the Company has not incurred any liability for a fee, commission or other compensation on account of the employment of a broker or finder in connection with the transactions contemplated by this Agreement. There are no contracts, agreements or understandings between the Company and any person that would give rise to a fee, commission or other compensation on account of the employment of a broker or finder in connection with the transactions contemplated by this Agreement other than as contemplated hereby. There are no arrangements, agreements, understandings, payments or issuance with respect to the Company or any of its officers, directors, shareholders, partners, employees, Subsidiaries or affiliates that may affect the Underwriters’ compensation as determined by the NASD.
     (qq) Except as otherwise disclosed in the Prospectus and the Disclosure Package, neither the Company, any Subsidiary, the Partnership, nor, to the knowledge of the Company without independent investigation or inquiry, any Joint Venture, has authorized or conducted or has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or other handling of any hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls (“PCBS”), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled or potentially subject to any remediation requirement under any environmental law (collectively, “HAZARDOUS MATERIALS”), on, in, under or affecting any real property currently leased or owned or by any means controlled by the Company, any Subsidiary or the Partnership, including the Hotels and the Joint Venture Hotels, and, to the knowledge of the Company, any real property underlying any loan held by the Company or any Subsidiary (the “REAL PROPERTY”) except in material compliance with applicable laws; to the knowledge of the Company, the Real Property and the Company’s, each Subsidiary’s, the Partnership’s and each Joint Venture’s operations with respect to the Real Property are in material compliance with all federal, state and local laws, ordinances, rules, regulations and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, “ENVIRONMENTAL LAWS”), and the Company, each Subsidiary, the Partnership and each Joint Venture have, and are in material compliance with, all licenses, permits, registrations and government authorizations necessary to operate the Real Property under all applicable Environmental Laws. Except as otherwise disclosed in the Prospectus and the Disclosure Package, none of the Company, any Subsidiary or the Partnership or, to the knowledge of the Company, any Joint Venture has received any written or oral notice from any governmental entity or any other person and, to the knowledge of the Company, there is no pending or threatened claim, litigation or any administrative agency proceeding that alleges a violation of any Environmental Laws by the Company, any Subsidiary, the Partnership or any Joint Venture or that the

Company, any Subsidiary or the Partnership is a liable party or a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.ss. 9601 ET SEQ. or any state superfund law, has resulted in or could result in the attachment of an environmental lien on any of the Real Property or alleges that the Company, any Subsidiary or the Partnership is liable for any contamination of the environment, contamination of the Real Property, damage to natural resources, property damage, or personal injury based on their activities or the activities of their predecessors or third parties (whether at the Real Property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.
     (rr) The Company is organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “CODE”), and the Company’s method of operation will enable it to meet the requirements for taxation as a real estate investment trust under the Code. The Partnership is treated as a partnership for federal income purposes and not as a corporation or an association taxable as a corporation.
     (ss) None of the Company, any Subsidiary or the Partnership will become, as a result of the transactions contemplated hereby, or will conduct its respective business in a manner which would cause such entity to become, “an investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “1940 ACT”) and is not required to be registered under the 1940 Act.
     (tt) The Partnership is not currently prohibited, directly or indirectly, from making distributions to the Company, from repaying to the Company any loans or advances to the Partnership or from transferring any of the Partnership’s property or assets to the Company, except as disclosed in the Prospectus.
     (uu) The Company has applied to list the Shares on the New York Stock Exchange (the “NYSE”) and such application has been approved, subject to notice of issuance.
     (vv) There is no breach of, or default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under), the loan documents relating to the Loans or, to the best of the Company’s knowledge, the loan documents relating to any loans senior to the Loans.
     (ww) No relationship, direct or indirect, exists between or among the Company, the Partnership, any of the Subsidiaries or, to the Company’s knowledge, any of the Joint Ventures on the one hand, and the directors, trustees, officers, shareholders, customers or suppliers of the Company, the Partnership, any of the Subsidiaries or any of the Joint Ventures on the other hand, which is required by the 1933 Act to be described in the Registration Statement and the Prospectus which is not so described.

     (xx) Except as otherwise disclosed in the Prospectus and the Disclosure Package, there are no outstanding loans or advances or material guarantees of indebtedness by the Company, the Partnership, any of the Subsidiaries or, to the Company’s knowledge, any of the Joint Ventures to or for the benefit of any of the officers or directors of the Company, the Partnership, any of the Subsidiaries or any of the Joint Ventures or any of the members of the families of any of them that are required by the 1933 Act to be described in the Prospectus or the Disclosure Package that are not so described. The Company has not, directly or indirectly, including through a Subsidiary, extended or maintained credit arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer of the Company, the Partnership, any of the Subsidiaries or any of the Joint Ventures in violation of the Sarbanes-Oxley Act of 2002.
     (yy) The Company, the Partnership and the Subsidiaries are not in violation of any law, rule, regulation, order, decree or judgment applicable to them, except for such violations as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (zz) Other than any (i) issuances of Common Stock upon the exercise of options previously granted by the Company, (ii) restricted stock awards made by the Company under the Winston Hotels, Inc. Stock Incentive Plan, as amended, (iii) issuances of limited partnership interests in the Partnership in connection with property acquisitions made by the Company in the ordinary course of business, (iv) issuances of Common Stock upon the conversion of any outstanding limited partnership interests in the Partnership, or (v) otherwise as publicly disclosed by the Company, the Company has not issued or sold any Common Stock (or any security convertible into Common Stock) or Preferred Stock during the six-month period preceding the date of the Prospectus.
     (aaa) Neither the Company nor the Partnership or any of the Subsidiaries (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or the Exchange Act Regulations, or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article 1 of the By-laws of the National Association of Securities Dealers, Inc. (the “NASD”)) any member firm of the NASD.
     (bbb) The Company has not relied upon the Underwriters or legal counsel for the Underwriters for any legal, tax, or accounting advice in connection with the offering and sale of the Shares.
     (ccc) No “prohibited transaction” (as defined in either Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”) or Section 4975 of the Code), “accumulated funding deficiency” (as defined in Section 302 of ERISA) or other event of the kind described in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan for which the Company, the Partnership or any Subsidiary would have any material liability that has not already been accrued or reserved for on the books and records of such entity or entities. Each employee benefit plan for which the Company, the Partnership or any Subsidiary would have any material liability is in compliance in all material respects with applicable law, including (without limitation) ERISA and the Code. The Company has not incurred and does not currently expect to incur any material liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any “pension plan”. Each plan for which the Company would have any material liability that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Company’s knowledge, no act or omission has occurred which could cause the loss of such qualification.
     (ddd) The Company has in effect customary directors and officers liability insurance covering the Company and its directors and officers with commercially reasonable limits for liabilities or losses arising in connection with the transactions contemplated by this Agreement, including, without limitation, liabilities or losses arising under the 1933 Act Regulations, the Exchange Act Regulations and applicable foreign securities laws.
     (eee) Neither the Company, the Partnership nor any of the Subsidiaries nor, to the Company’s knowledge, any officer or director purporting to act on behalf of the Company, the Partnership or any of the Subsidiaries, has at any time (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law.
     (fff) There are no material outstanding loans or advances or material guarantees of indebtedness by the Company, the Partnership or any of the Subsidiaries to or for the benefit of any of the officers or directors of the Company, the Partnership or any of the Subsidiaries or any of the members of the families of any of them.
     (ggg) None of the Company, the Partnership nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of such entities, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Partnership and the Subsidiaries and, to the knowledge of the Company, their affiliates have conducted their businesses in compliance with the FCPA.
     (hhh) Neither the Company, the Partnership nor any of the Subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company, has violated the Bank Secrecy Act, as amended, the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001 or the rules and regulations promulgated under any such law or any successor law.
     (iii) The operations of the Company, the Partnership and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Money Laundering Control Act of 1986, as amended, and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “MONEY LAUNDERING LAWS”), except for any such non-compliance as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Partnership or any of it Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
Any certificate signed by any officer of the Company on behalf of the Company or the Partnership and delivered to you or to counsel for the Underwriters shall be deemed a representation and warranty by such entity to each Underwriter as to the matters covered thereby.
     Section 2. SALE AND DELIVERY OF THE SHARES TO THE UNDERWRITERS; CLOSING.
     (a) On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company the number of Firm Shares set forth opposite the name of such Underwriter in SCHEDULE A (the proportion which each Underwriter’s share of the total number of the Firm Shares bears to the total number of Firm Shares is hereinafter referred to as such Underwriter’s “UNDERWRITING OBLIGATION PROPORTION”), at a purchase price of $11.1625 per share (the “PURCHASE PRICE PER SHARE”).
     The Company also agrees, subject to all the terms and conditions set forth herein, to sell to the Underwriters, and, upon the basis of the representations, warranties and agreements of the Company contained in this Agreement and subject to all the terms and conditions set forth in this Agreement, the Underwriters shall have the right to purchase from the Company, at the Purchase Price Per Share, pursuant to an option (the “OVER-ALLOTMENT OPTION”) which may be exercised at any time prior to 9:00 P.M., New York City time, on the 30th day after the date of the Prospectus (or, if such 30th day shall be a Saturday or Sunday or a holiday, on the next business day thereafter when the NYSE is open for trading), up to an aggregate of 360,000 Additional Shares. Additional Shares may be purchased only for the purpose of covering over-allotments made in connection with the offering of the Firm Shares. Upon any exercise of the Over-allotment Option, each Underwriter, severally and not jointly, agrees to purchase from the Company Additional Shares (subject to such adjustments as you may determine in order to avoid fractional shares) in an amount equal to the total number of Additional Shares to be purchased by the Underwriters multiplied by such Underwriter’s Underwriting Obligation Proportion.
     (b) Payment of the purchase price for and delivery of certificates in definitive form representing the Firm Shares shall be made at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601 or at such other place as shall be agreed upon by the Company and you, at 10:00 a.m., E.D.T., on August 30, 2006 (the “CLOSING TIME”). The place of closing for the Firm Shares and the Closing Time may be varied by agreement between you and the Company.
     Delivery to the Underwriters of and payment for any Additional Shares to be purchased by the Underwriters shall be made at the office of Winston & Strawn LLP mentioned above at such time and on such date (the “OPTION CLOSING TIME”), which may be the same as the Closing Time but shall in no event be earlier than the Closing Time nor earlier than two nor later than ten business days after the giving of the notice hereinafter referred to, as shall be specified in a written notice from you to the Company of the Underwriters’ determination to purchase a number, specified in such notice, of Additional Shares. The place of closing for any Additional Shares and the Option Closing Time for such Additional Shares may be varied by agreement between you and the Company.
     (c) The certificates or book entries representing the Firm Shares and any Additional Shares to be purchased by the Underwriters shall be in such denominations and registered in such names as you may request in writing at least two business days before the Closing Time or any Option Closing Time, as the case may be. The certificates or book entries representing the Shares will be made available at the offices of Winston & Strawn LLP or at such other place as Friedman, Billings, Ramsey & Co., Inc. may designate for examination and packaging not later than 10:00 a.m., E. D. T., on the last business day prior to the Closing Time. The certificates or book entries evidencing the Firm Shares and any Additional Shares to be purchased hereunder shall be delivered to you at the Closing Time or the Option Closing Time, as the case may be, against payment of the purchase price therefor in immediately available funds.
     (d) You intend to offer the Shares to the public as set forth in the Prospectus, but after the initial public offering of such Shares you may in your discretion vary the public offering price.
     Section 3. CERTAIN COVENANTS OF THE COMPANY AND THE PARTNERSHIP. The Company and the Partnership covenant and agree with each Underwriter as follows:
     (a) To cause the Partnership to issue additional Units to the Company effective upon issuance of the Shares.
     (b) To prepare the Prospectus in a form approved by the Underwriters and file such Prospectus with the Commission pursuant to Rule 424(b) under the 1933 Act not later than 10:00 a.m. (New York City time), on the second business day following the execution and delivery of this Agreement or on such other day as the parties may mutually agree and to furnish promptly (and with respect to the initial delivery of such Prospectus, not later than 10:00 a.m. (New York City time) on the second business day following the execution and delivery of this Agreement, or on such other day as the parties may mutually agree, to the Underwriters copies of the Prospectus (or of the Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of the Registration Statement) in such quantities and at such locations as the Underwriters may reasonably request for the purposes contemplated by the 1933 Act Regulations, which Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the version transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T.
     (c) To furnish a copy of each proposed Free Writing Prospectus to the Underwriters and counsel for the Underwriters and obtain the consent of the Underwriters prior to referring to, using or filing with the Commission any Free Writing Prospectus pursuant to Rule 433(d) under the 1933 Act, other than the Issuer Free Writing Prospectuses, if any, identified in SCHEDULE I hereto.
     (d) To comply with the requirements of Rules 164 and 433 of the 1933 Act Regulations applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission, legending and record keeping, as applicable.
     (e) To advise the Underwriters immediately, confirming such advice in writing, of (i) the receipt of any comments from, or any request by, the Commission for amendments or supplements to the Registration Statement, the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or for additional information with respect thereto, (ii) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes and, if the Commission or any other government agency or authority should issue any such order, to make every reasonable effort to obtain the lifting or removal of such order as soon as reasonably possible, (iii) any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement, or (iv) if the Company becomes subject to a proceeding under Section 8A of the 1933 Act in connection with the public offering of Shares contemplated herein, to advise the Underwriters promptly of any proposal to amend or supplement the Registration Statement, the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus and to file such amendment or supplement unless the Underwriters shall reasonably object in writing prior to such filing.
     (f) To advise the Underwriters promptly of the happening of any event or development known to the Company within the time during which a Prospectus relating to the Shares (or in lieu thereof the notice referred to in Rule 173(a) under the 1933 Act Regulations) is required to be delivered under the 1933 Act Regulations in connection with sales by an Underwriter or dealer which, in the judgment of the Company or in the reasonable opinion of the Underwriters or counsel for the Underwriters, (i) would require the making of any change in the Prospectus or the Disclosure Package so that the Prospectus or the Disclosure Package would not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) would cause any Issuer Free Writing Prospectus to conflict with the information contained in the Registration Statement relating to the Shares, or (iii) it would become necessary at any time to amend or supplement the Prospectus or the Disclosure Package to comply with the 1933 Act and the 1933 Act Regulations and, during such time, to promptly prepare and furnish to the Underwriters copies of the proposed amendment or supplement before filing any such amendment or supplement with the Commission and thereafter promptly furnish at the Company’s own expense to the Underwriters, copies in such quantities and at such locations as the Underwriters may from time to time reasonably request of an appropriate amendment or supplement to the Prospectus or the Disclosure Package so that the Prospectus or the Disclosure Package as so amended or supplemented will not, in the light of the circumstances under which they were made, not be misleading or, in the case of any Issuer Free Writing Prospectus, conflict with the information contained in the Registration Statement. The Company will deliver to each Underwriter, at the Company’s expense, from time to time as requested during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as supplemented or amended) as each Underwriter may reasonably request. The Company will comply to the best of its ability with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Shares as contemplated in this Agreement and in the Prospectus.
     (g) The Company will timely file all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a Prospectus is required in connection with the offer or sale of the Shares.
     (h) The Company will use its best efforts to qualify the Shares for offering and sale under the applicable securities laws and real estate syndication laws of such states and other jurisdictions as you may designate. In each jurisdiction in which the Shares have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the date of the Prospectus; PROVIDED, HOWEVER, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to make any undertakings in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Shares have been qualified as above provided.
     (i) The Company and the Partnership will use the net proceeds received from the sale of the Shares in the manner specified in the Prospectus under the caption “USE OF PROCEEDS.”

     (j) The Company will make generally available to its security holders and deliver to the Underwriters as soon as practicable, but in any event not later than the end of the fiscal quarter first occurring after the first anniversary of the effective date of the Registration Statement an earnings statement complying with the provision of Section 11(a) of the 1933 Act (in form, at the option of the Company, complying with the provisions of Rule 158 of the 1933 Act Regulations) covering a period of 12 months beginning after the effective date of the Registration Statement.
     (k) The Company will furnish to its security holders, as soon as practicable after the end of each fiscal year, annual reports (including financial statements audited by independent public accountants). During a period of three years after the date hereof, the Company will furnish to you promptly upon request: (i) as soon as available, a copy of each report of the Company mailed to shareholders and which is not publicly available in the Commission’s EDGAR database and (ii) from time to time such other public information concerning the Company as you may reasonably request and which is not publicly available in the Commission’s EDGAR database.
     (l) The Company file promptly with the Commission any amendment or supplement to the Registration Statement, any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus that may, in the judgment of the Company or the Underwriters, be required by the 1933 Act or requested by the Commission.
     (m) For a period of 90 days from the date hereof, the Company will not, without your prior written consent, directly or indirectly, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the sale of Shares as contemplated by this Agreement, the issuance of options or shares of Common Stock upon the exercise of outstanding options or warrants, the issuance of options or shares of Common Stock under existing stock option and incentive plans consistent with past practices by the Company, the issuance of Units or of other securities convertible into Common Stock issued in connection with the acquisition of hotel properties and the issuance of shares of Common Stock upon redemption of Units. In addition, the Company will not consent to the disposition of any shares held by shareholders of the Company subject to lock-up agreements prior to the expiration of their respective lock-up periods.
     (n) The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar (which may be the same entity as the transfer agent) for its Common Stock.
     (o) The Company will use its commercially reasonable efforts to maintain the listing of the Shares on the NYSE.
     (p) The Company will comply with all the provisions of any undertakings contained in the Registration Statement.

     (q) The Company, each Subsidiary and the Partnership will use their reasonable efforts to conduct their affairs in such a manner so as to ensure that neither the Company nor the Partnership will be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the 1940 Act.
     (r) The Company will not, and will use its commercially reasonable efforts to cause its officers, directors and affiliates not to (i) take, directly or indirectly, prior to completion of the distribution of the Shares contemplated by this Agreement, any action resulting in a violation of Rule 102 under Regulation M promulgated under the Exchange Act, or designed to, or that might reasonably be expected to, cause or result in or that has constituted or that reasonably might be expected to constitute the stabilization or manipulation of the price of any security of the Company or to facilitate the sale (other than to the Underwriters pursuant to this Agreement) or resale of the Shares, or (ii) sell, bid for, purchase or pay anyone (other than the Underwriters) any compensation for soliciting purchases of the Shares.
     (s) If at any time during the 30-day period after the date of this Agreement, any rumor, publication or event relating to or affecting the Company shall occur as a result of which in your reasonable opinion the market price of the Common Stock has been or is likely to be materially or adversely affected (regardless of whether such rumor, publication or event necessitates a supplement to or amendment of the Prospectus) and after written notice from you advising the Company to the effect set forth above, the Company agrees to consult with you, subject to applicable law, concerning such rumor, publication or event.
     (t) Subject to a determination by the Board of Directors of the Company to the contrary, the Company will use its commercially reasonable efforts (i) to meet the requirements to qualify as a real estate investment trust under the Code and (ii) to cause the Partnership to be treated as a partnership for federal income tax purposes.
     (u) Subject to the terms hereof, the Company and the Partnership will do and perform their respective obligations to the extent required to consummate the transactions contemplated hereby.
     (v) Prior to the Closing Time and any Option Closing Time, the Company and the Partnership will notify you in writing immediately if any event occurs that renders any of the representations and warranties of the Company or the Partnership contained herein inaccurate or incomplete in any respect.
     Section 4. PAYMENT OF EXPENSES. The Company will pay and bear all costs, fees and expenses incurred by it in connection with the performance of its obligations under this Agreement, including (a) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits), as originally filed and as amended, the Prospectus, any Issuer Free Writing Prospectus and any amendments or supplements thereto, and the cost of furnishing copies thereof to the Underwriters, (b) the issuance and delivery of the Shares to the Underwriters, including any transfer taxes payable upon the sale of the Shares to the Underwriters (other than transfer taxes on resales by the Underwriters), (c) the fees and disbursements of the Company’s counsel and accountants, (d) all costs, fees and expenses in connection with the application for listing the Shares on the NYSE, (e) the transfer agent’s and registrar’s fees, (f) costs related to travel and lodging incurred by the Company and its employees relating to meetings with and presentations to prospective purchasers of the Shares reasonably determined by the Underwriters to be necessary or desirable to effect the sale of the Shares to the public and (g) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this section.
     If the sale of the Shares provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 5 hereof is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of default by any of the Underwriters, the Company will reimburse the Underwriters severally on demand for all reasonable out-of-pocket expenses actually incurred, including fees and disbursements of Underwriters’ counsel, reasonably incurred by the Underwriters in reviewing the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus, and in investigating and making preparations for the marketing of the Shares. The Underwriters will provide the Company reasonable documentation of their out-of-pocket expenses.
     Section 5. CONDITIONS OF UNDERWRITERS’ OBLIGATIONS. The obligations of the Underwriters to purchase and pay for the Shares at the Closing Time or on each Option Closing Time, as applicable, that they have respectively agreed to purchase pursuant to this Agreement are subject to the accuracy of the representations and warranties of the Company and the Partnership contained herein or in certificates of any officer of the Company and the Partnership delivered pursuant to the provisions hereof on the date hereof and at the Closing Time and on each Option Closing Time, as applicable, to the performance by the Company and the Partnership of their obligations hereunder, and to the following further conditions at the Closing Time or on each Option Closing Time, as applicable:
     (a) All filings with the Commission required by Rule 424 under the 1933 Act to be filed by the Closing Time shall have been made within the applicable time prior prescribed for such filing by such Rule.
     (b) At the Closing Time and any Option Closing Time, no stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of the Prospectus or any document in the Disclosure Package shall have been issued under the 1933 Act and no proceedings for that purpose shall have been instituted or shall be pending or, to your knowledge or the knowledge of the Company, shall be contemplated by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the satisfaction of counsel for the Underwriters.
     (c) At the Closing Time and any Option Closing Time, you shall have received the opinion of Hunton & Williams LLP, counsel for the Company and the Partnership, dated as of the Closing Time or the Option Closing Time, in substantially the forms attached hereto as Exhibits A, B and C.

     (d) You shall have received a favorable opinion from Winston & Strawn LLP, counsel for the Underwriters, dated as of the Closing Time and on each Option Closing Time, addressed to the Underwriters and in form and substance satisfactory to the Underwriters.
     (e) At the Closing Time and each Option Closing Time, (i) the Registration Statement, the Prospectus and the Disclosure Package, as they may then be amended or supplemented, shall contain all statements that are required to be stated therein under the 1933 Act and the 1933 Act Regulations and shall conform to the requirements of the 1933 Act and the 1933 Act Regulations; neither the Registration Statement, the Prospectus nor the Disclosure Package, as they may then be amended or supplemented, shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) there shall not have been since the respective dates as of which information is given in the Registration Statement, the Prospectus or the Disclosure Package any material adverse change in the business, prospects, properties, assets, results of operations or condition (financial or otherwise) of the Company or the Partnership, whether or not arising in the ordinary course of business, (iii) no action, suit or proceeding at law or in equity shall be pending or, to the best of the Company’s knowledge, threatened against the Company, any Subsidiary or the Partnership that would be required to be set forth in the Prospectus or the Disclosure Package other than as set forth therein and no proceedings shall be pending or, to the best knowledge of the Company, threatened against the Company, any Subsidiary or the Partnership before or by any federal, state or other commission, board or administrative agency wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect, other than as set forth in the Prospectus and the Disclosure Package, (iv) the Company and the Partnership shall have complied with all agreements and satisfied all conditions included herein on their part to be performed or satisfied at or prior to the Closing Time, and (v) the representations and warranties of the Company and the Partnership set forth in Section 1 shall be accurate as though expressly made at and as of the Closing Time or the Option Closing Time. At the Closing Time or the Option Closing Time, you shall have received a certificate executed by the President and Chief Financial Officer of the Company, dated as of the Closing Time or the Option Closing Time, to such effect and with respect to the following additional matters: (A) the Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus has been issued, and no proceedings for that purpose have been instituted or are pending or, to the best of their knowledge, threatened under the 1933 Act; and (B) they have reviewed the Disclosure Package, the Registration Statement and the Prospectus, and, as of the Initial Sale Time, the Disclosure Package did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; as of its effective date, the Registration Statement did not, and, as of the Closing Time or any Option Closing Time, as applicable, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and, as of its date, the Prospectus, together with any amendments or supplements thereto, did not and as of the Closing Time or any Option Closing Time,

as applicable, does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, since the date of the Prospectus, there has occurred no change, event or development of any kind required to be set forth in an amended or supplemented Prospectus or Disclosure Package that has not been so set forth.
     (f) The Underwriters shall have received from PricewaterhouseCoopers LLP letters dated, respectively, as of the date of this Agreement, the Closing Time and the Option Closing Time, if applicable, addressed to the Underwriters and in form and substance satisfactory to the Underwriters.
     (g) At the Closing Time or the Option Closing Time, counsel for the Underwriters shall have been furnished with all such letters, documents, certificates and opinions in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Company or the Partnership, the performance of any of the covenants of the Company or the Partnership, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company at or prior to the Closing Time or the Option Closing Time in connection with the authorization, issuance and sale of the Shares as contemplated in this Agreement shall be satisfactory in form and substance to you and to counsel for the Underwriters. The Company and the Partnership will furnish you with such number of conformed copies of such opinions, certificates, letters and documents as you shall reasonably request.
     (h) You shall have received a lock-up agreement from each person who is a director or an executive officer of the Company substantially in the form attached hereto as SCHEDULE D.
     (i) The Shares shall have been approved for inclusion on the NYSE, subject to official notice of issuance.
If any of the conditions specified in this Section 5 shall not have been fulfilled when and as required by this Agreement to be fulfilled, this Agreement may be terminated by you on notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party, except as provided in Section 4. Notwithstanding any such termination, the provisions of Sections 6 and 7 shall remain in effect.
     Section 6. INDEMNIFICATION.
     (a) The Company and the Partnership, jointly and severally, shall indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20(a) of the Exchange Act against any and all losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to reasonable attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the 1933 Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430A under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the Company and the Partnership will not be liable in any such case to the extent but only to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter expressly for use therein. The foregoing indemnity agreement with respect to any Preliminary Prospectus shall not inure to the benefit of any Underwriter who failed to deliver a Prospectus (as then amended or supplemented, provided by the Company to the several Underwriters in the requisite quantity and on a timely basis to permit proper delivery on or prior to the Closing Time) to the person asserting any losses, claims, damages and liabilities and judgments caused by any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such material misstatement or omission or alleged material misstatement or omission was cured, as determined by a court of competent jurisdiction in a decision not subject to further appeal, in such Prospectus and such Prospectus was required by law to be delivered at or prior to the written confirmation of sale to such person. This indemnity agreement will be in addition to any liability which the Company and the Partnership may otherwise have including under this Agreement.
     (b) Each Underwriter severally, and not jointly, shall indemnify and hold harmless the Company, each of the directors and officers of the Company, and each other person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20(a) of the Exchange Act, against any losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to reasonable attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in settlement of any claim or litigation), jointly or severally, to which they or any of them may become subject under the 1933 Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430A under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading;

or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter expressly for use therein; PROVIDED, HOWEVER, that in no case shall any Underwriter be liable or responsible for any amount in excess of the underwriting discount applicable to the Shares purchased by such Underwriter hereunder. This indemnity will be in addition to any liability which any Underwriter may otherwise have including under this Agreement. The Company and the Partnership acknowledge that the statements set forth in the third and eleventh paragraphs under the caption “Underwriting” in the Preliminary Prospectus constitute the only information furnished in writing by or on behalf of any Underwriter expressly for use in the Registration Statement relating to the Shares as originally filed or in any amendment thereof, the Preliminary Prospectus or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.
     (c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of any claims or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the claim or the commencement thereof (but the failure so to notify an indemnifying party shall not relieve the indemnifying party from any liability which it may have under this Section 6 to the extent that it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability that such indemnifying party may have otherwise than on account of the indemnity agreement hereunder). In case any such claim or action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, an indemnifying party may participate, at its own expense, in the defense of such action, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, (iii) the indemnifying party does not diligently defend the action after assumption of the defense, or (iv) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties provided that the indemnifying party shall only be responsible for the fees and expenses of one set of legal counsel. No indemnifying party shall, without the prior written consent of the indemnified parties, effect any settlement or compromise of, or consent to the entry of judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could have been sought under Section 6 or 7 hereof (whether or not the indemnified parties are actual or potential parties thereto).
     Section 7. CONTRIBUTION. In order to provide for contribution in circumstances in which the indemnification provided for in Section 6 hereof is for any reason held to be unavailable from any indemnifying party or is insufficient to hold harmless a party indemnified thereunder, the Company, the Partnership and the Underwriters shall contribute to the aggregate losses, claims, damages, liabilities and expenses of the nature contemplated by such indemnification provision (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting in the case of losses, claims, damages, liabilities and expenses suffered by the Company and the Partnership, any contribution received by the Company or the Partnership from persons, other than the Underwriters, who may also be liable for contribution, including persons who control the Company within the meaning of Section 15 of the 1933 Act or Section 20(a) of the Exchange Act, directors and officers of the Company) as incurred to which the Company, the Partnership and one or more of the Underwriters may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company and the Partnership on the one hand and the Underwriters on the other hand from the offering of the Shares or, if such allocation is not permitted by applicable law or indemnification is not available as a result of the indemnifying party not having received notice as provided in Section 6 hereof, in such proportions as are appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company and the Partnership on the one hand and the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company and the Partnership on the one hand and the Underwriters on the other hand shall be deemed to be in the same proportion as (x) the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company bear to (y) the underwriting discount received by the respective Underwriters, respectively, in each case as set forth in the table on the cover page of the Prospectus. The relative fault of each of the Company and the Partnership and of the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Partnership and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 7, (i) no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Underwriter, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act, and each director and officer of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise. The obligations of the Underwriters to contribute pursuant to this Section 7 are several in proportion to the respective number of Firm Shares purchased by each of the Underwriters hereunder and not joint.
     Section 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY. The representations, warranties, indemnities, agreements and other statements of the Company or the Partnership or officers of the Company set forth in or made pursuant to this Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company, the Partnership or any Underwriter or controlling person, with respect to an Underwriter or the Company or the Partnership, and will survive delivery of and payment for the Shares or termination of this Agreement.
     Section 9. EFFECTIVE DATE OF AGREEMENT AND TERMINATION.
     (a) This Agreement shall become effective upon its execution. Notwithstanding the foregoing, the provisions of this Section 9 and of Sections 1, 4, 6 and 7 hereof shall at all times be in full force and effect.
     (b) You shall have the right to terminate this Agreement at any time prior to the Closing Time or to terminate the obligations of the Underwriters to purchase the Additional Shares at any time prior to the Option Closing Time, as the case may be, if (A) any of the conditions specified in Section 5 shall not have been fulfilled when and as required by this Agreement to be fulfilled, (B) if there has been since the respective dates as of which information is given in the Registration Statement, the Prospectus or the Disclosure Package, any development having a Material Adverse Effect, or any development involving a prospective Material Adverse Effect, or material change in management of the Company, the Partnership or any Subsidiary, whether or not arising in the ordinary course of business, (C) trading in the Company’s Common Stock shall have been suspended by the Commission or the New York Stock Exchange, (D) trading in securities generally on the New York Stock Exchange or NASDAQ shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on such exchange, or additional material governmental restrictions, not in force on the date of this Agreement, shall have been imposed upon trading in securities generally by any such exchange or by order of the Commission or any court or other governmental authority having jurisdiction, (E) a general moratorium on commercial banking activities shall have been declared by either federal, North Carolina or New York authorities, (F) any downgrading shall have occurred in the rating accorded the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act or any such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock, or (G) (i) there shall have occurred any outbreak or escalation of hostilities or acts of terrorism involving the United States that result in a declaration of a national emergency or war by the United States or (ii) there shall have been any other calamity or crisis or any change in political, financial or economic conditions or other material event the effect of which on the financial markets of the United States of any such event in (i) or (ii) in your reasonable judgment makes it impracticable or inadvisable to proceed with the offering, sale and delivery of the Firm Shares or the Additional Shares, as the case may be, on the terms and in the manner contemplated by the Prospectus.
     (c) Any notice of termination pursuant to this Section 9 shall be in writing.
     (d) If this Agreement shall be terminated pursuant to any of the provisions hereof (otherwise than pursuant to Section 10(b)), or if the sale of the Shares provided for herein is not consummated because any condition to the obligations of the Underwriters set forth herein is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof, the Company will, subject to demand by you, reimburse the Underwriters for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of their counsel), incurred by the Underwriters in connection herewith. If this Agreement shall be terminated pursuant to Section 9(b) hereof, then no party shall have any liability hereunder.
     Section 10. DEFAULT BY ONE OR MORE OF THE UNDERWRITERS. If one or more of the Underwriters shall fail at the Closing Time to purchase the Shares that it or they are obligated to purchase pursuant to this Agreement (the “DEFAULTED SECURITIES”), you shall have the right, within 48 hours thereafter, to make arrangements for the non-defaulting Underwriters or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms set forth in this Agreement; if, however, you have not completed such arrangements within such 48-hour period, then:

     (a) If the aggregate number of Shares which are Defaulted Securities does not exceed 10% of the aggregate number of Shares to be purchased pursuant to this Agreement, the non-defaulting Underwriters shall be obligated to purchase the full amount thereof in the proportions that their respective underwriting proportions bear to the aggregate Underwriting Obligation Proportions of all non-defaulting Underwriters; and
     (b) If the aggregate number of Shares which are Defaulted Securities exceeds 10% of the aggregate number of Shares to be purchased pursuant to this Agreement, this Agreement shall terminate without liability on the part of the non-defaulting Underwriters.
     No action taken pursuant to this Section 10 shall relieve the defaulting Underwriter from liability in respect of its default.
     In the event of any such default that does not result in a termination of this Agreement, either you or the Company shall have the right to postpone the Closing Time or Option Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements, and the Company agrees promptly to file any amendments to the Registration Statement or supplements to the Prospectus that may thereby be made necessary. As used in this Agreement, the term “UNDERWRITER” includes any person substituted for an Underwriter under this Section 10.
     Section 11. DEFAULT BY THE COMPANY. If the Company shall fail at the Closing Time or Option Closing Time to sell and deliver the aggregate number of Shares that it is obligated to sell, then this Agreement shall terminate without any liability on the part of any non-defaulting party, except to the extent provided in Section 4 and except that the provisions of Section 6 and 7 shall remain in effect.
     No action taken pursuant to this Section 11 shall relieve the Company from liability, if any, in respect to such default.
     Section 12. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered, mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed c/o Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209 (with a copy sent in the same manner to Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, Attention: Wayne D. Boberg, Esq.); and notices to the Company and the Partnership shall be directed to them at Winston Hotels, Inc., 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27612, Attention: Robert W. Winston, III (with a copy sent in the same manner to Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, Attention: David C. Wright, Esq.).
     Section 13. PARTIES. This Agreement is made solely for the benefit of and is binding upon the Underwriters, the Company and the Partnership and, to the extent provided in Section 6, any person controlling the Company, the Partnership, or any of the Underwriters, the officers and directors of the Company, and their respective executors, administrators, successors and assigns and, subject to the provisions of Section 10, no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include any purchaser, as such purchaser, from any of the Underwriters of the Shares.
     All of the obligations of the Underwriters hereunder are several and not joint.
     Section 14. GOVERNING LAW AND TIME. This Agreement shall be governed by the laws of the State of New York. Specified time of the day refers to United States Eastern Time. Time shall be of the essence of this Agreement.
     Section 15. COUNTERPARTS. This Agreement may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.
[signature page follows]

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument will become a binding agreement among the Company, the Partnership and the several Underwriters in accordance with its terms.

Very truly yours, WINSTON HOTELS, INC.
By:	/s/ Brent V. West
	Name:	Brent V. West
	Title:	Vice President and Chief Accounting Officer

WINN LIMITED PARTNERSHIP
By:	Winston Hotels, Inc., general partner

By:	/s/ Brent V. West
	Name:	Brent V. West
	Title:	Vice President and Chief Accounting Officer

Confirmed and accepted as of the date first above written:
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
RAYMOND JAMES & ASSOCIATES, INC.
ROBERT W. BAIRD & CO. INCORPORATED
BB&T CAPITAL MARKETS, A DIVISION OF
SCOTT & STRINGFELLOW, INC.
BY: FRIEDMAN, BILLINGS, RAMSEY & CO., INC.,
As Representative of the several Underwriters

By:	/s/ James R. Kleeblatt
	Name:	James R. Kleeblatt
	Title:	Senior Managing Director

SCHEDULE A

Number of Firm
Underwriters	Shares to be Purchased
Friedman, Billings, Ramsey & Co., Inc.	1,020,000
Raymond James & Associates, Inc.	600,000
Robert W. Baird & Co. Incorporated	480,000
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	300,000
Total	2,400,000

SCHEDULE B

	The Company’s Ownership	Ownership		State of
Name of Subsidiary	Interest Held By:	Interest		Formation
WINN Limited Partnership	Winston Hotels, Inc.	95.74	%(1)	North Carolina

Barclay Holding, Inc.	WINN Limited Partnership	100%		Delaware

Winston Manager Corporation	Winston Hotels, Inc.	100%		Virginia

Winston SPE, LLC	WINN Limited Partnership	100% Econ. Int.		Virginia
	Winston Manager Corporation	100% Voting Int.

Winston Manager II, LLC	WINN Limited Partnership	100%		Delaware

Winston SPE II, LLC	Winston Manager II, LLC	100%		Delaware

Barclay Hospitality Services, Inc.	Barclay Holding, Inc.	100%		North Carolina

Winston Finance Partners LLC	WINN Limited Partnership	100%		Delaware

Winston Finance Partners II, LLC	WINN Limited Partnership	100%		Delaware

Winston Finance, LLC	WINN Limited Partnership	100%		Delaware

Winston Finance Charlotte, LLC	Winston Finance, LLC	100%		Delaware

Winston Opportunity Management LLC	WINN Limited Partnership	100%		North Carolina

Evanston Hotel Associates, LLC	WINN Limited Partnership	100%		Delaware
In addition to the good standing certificate that the Company will deliver for Winston Hotels, Inc. in North Carolina at the Closing Time and the Option Closing Time, if any, good standing certificates will be delivered for each of the above listed entities at the Closing Time and the Option Closing Time, if any. In addition, the Company will deliver foreign qualification good standing certificates for WINN Limited Partnership in the following jurisdictions:

Georgia
Florida
Texas
New York
New Jersey
South Carolina
Arizona

(1)	As adjusted for the offering.

SCHEDULE C

	The Company’s Ownership	Ownership	State of
Name of Joint Venture	Interests Held By	Interest	Formation
Marsh Landing Hotel Associates, LLC	WINN Limited Partnership	49%	Delaware

Chapel Hill Hotel Associates, LLC	WINN Limited Partnership	48.78%	North Carolina

New Stanley Associates, LLLP	WINN Limited Partnership	60%	Colorado

Gateway Hotel Associates, LLC	WINN Limited Partnership	41.7%	Delaware

Jacksonville Hotel Associates, LLC	WINN Limited Partnership	48%	Delaware

Winston Kansas City, LP	WINN Limited Partnership	0.10%	Delaware
	Barclay Holding, Inc.	0.10%
	Winston Kansas City, LLC	0.01%

Winston Hotels Opportunity Venture, LLC	Winston Opportunity Management, LLC	15%	Delaware

WCC Project Company LLC	Winston Hotels Opportunity Venture, LLC	13.05%	Delaware

WNC Project Company, LLC	Winston Hotels Opportunity Venture, LLC	13.05%	Delaware
In addition to the good standing certificate that the Company will deliver for Winston Hotels, Inc. in North Carolina at the Closing Time and the Option Closing Time, if any, good standing certificates will be delivered for each of the above listed entities at the Closing Time.

SCHEDULE D
August ___, 2006
Friedman, Billings, Ramsey & Co., Inc.
1001 Nineteenth Street North
Arlington, Virginia 22209
Attention: Equity Capital Markets
Re: WINSTON HOTELS, INC. LOCK-UP AGREEMENT
Ladies and Gentlemen:
This letter agreement (this “Agreement”) relates to the proposed public offering (the “Offering”) by Winston Hotels, Inc., a North Carolina corporation (the “Company”), of its common stock, $0.01 par value (the “Stock”).
In order to induce you and the other underwriters for which you act as the representative (the “Underwriters”) to underwrite the Offering, the undersigned hereby agrees that, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. (“FBR”), during the period from the date hereof until ninety (90) days from the date of the final prospectus supplement for the Offering (the “Lock-Up Period”), the undersigned (a) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security (as defined below), and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. As used herein “Relevant Security” means the Stock, any other equity security of the Company or any of its subsidiaries or WINN Limited Partnership and any security convertible into, or exercisable or exchangeable for, any Stock or other such equity security. The foregoing shall not apply to (1) bona fide gifts by the undersigned, provided that each resulting transferee of Relevant Securities executes and delivers to you an agreement satisfactory to you certifying that such transferee is bound by the terms of this Agreement, (2) redemptions by the undersigned of units of limited partnership interest in WINN Limited Partnership in accordance with the terms and conditions of the Limited Partnership Agreement of WINN Limited Partnership, provided that any shares of Stock acquired by the undersigned pursuant to any such redemption shall be subject to the restrictions contained in this Agreement, and (3) the sale of Stock in connection with a cashless exercise of an option by the undersigned provided that cashless exercises are permitted under the applicable plan under which such option was granted.

The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Delivery of a signed copy of this letter by telecopier or facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,
By:
	Name:	Print

2

SCHEDULE I
Issuer Free Writing Prospectuses
The bona fide electronic road show of the Company hosted on www.netroadshow.com from August
22, 2006 through the date of this Agreement.

SCHEDULE II
Public Offering Price Per Share: $11.75
Number of Shares Subject to the Offering: 2,400,000
Over-allotment Option: 360,000